Exhibit 99.1


                   [LETTERHEAD OF UNITED NATURAL FOODS, INC.]


FOR IMMEDIATE RELEASE
December 21, 2004

                UNITED NATURAL FOODS ANNOUNCES THE ACQUISITION OF
                       SELECT NUTRITION DISTRIBUTORS, INC.

              Strategic Addition Bolsters Company's Position in the Health & Beauty Aids and Vitamins, Minerals & Supplements Markets

Dayville, Connecticut - December 21, 2004 -- United Natural Foods, Inc. (Nasdaq:
UNFI) (the "Company") today announced the acquisition of Select Nutrition Distributors, Inc. ("Select Nutrition"), a privately owned distributor of health and beauty aids ("HBA") and vitamins, minerals and supplements ("VMS"). Terms of the acquisition were not disclosed.

Select Nutrition carries and distributes over 14,000 products, representing over 450 manufacturers, to approximately 5,000 customers nationwide from two warehouse facilities in Philadelphia, PA and Visalia, CA. Founded in 1975, Select Nutrition distributes branded vitamins, herbs, dietary supplements, health and beauty aids to health food stores, pharmacies, practitioners, sports clubs and spas.

"We are very excited about the opportunities this acquisition presents," Steven Townsend, United Natural Foods' Chairman and Chief Executive Officer said. "Select Nutrition has been a long-standing partner and its franchise is a terrific complement to the United Natural Foods organization. We believe the combined resources of our two organizations will result in enhanced presence and increased market share and serve to rationalize distribution for the Company in the HBA and VMS categories."

United Natural Foods expects that the acquisition will be slightly dilutive for the current quarter, neutral to the full year fiscal 2005 earnings per share and accretive thereafter.

About United Natural Foods

United Natural Foods, Inc. carries and distributes over 35,000 products to more than 18,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.


For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

AT THE COMPANY:               FINANCIAL RELATIONS BOARD
--------------------------------------------------------------------------------
Rick Puckett                  Joseph Calabrese
Chief Financial Officer       General Information
(860) 779-2800                (212) 827-3772

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking

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statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's first quarter fiscal 2005 report on Form 10-Q filed with the Commission on December 10, 2004, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.